Exhibit 99.1

Rithm Capital Corp. Announces Pricing of Offering of Senior Unsecured Notes

NEW YORK — (BUSINESS WIRE) — May 12, 2026 — Rithm Capital Corp. (NYSE: RITM; “Rithm” or the “Company”) announced today that it has priced its previously announced offering of $500 million aggregate principal amount of 8.500% senior unsecured notes due 2031 (the “notes”). The Company intends to use the net proceeds from this offering for general corporate purposes, which may include the repayment of certain indebtedness. The notes will not have any registration rights.

The offering is expected to close on May 14, 2026, subject to customary closing conditions.

The notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), any state securities laws or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. Accordingly, the notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and, outside the United States, in reliance on Regulation S under the Securities Act.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT RITHM CAPITAL

Rithm Capital Corp. is a global alternative asset manager with significant experience managing credit and real estate assets. Rithm’s integrated platform spans asset-based finance, residential and commercial real estate lending, mortgage servicing rights, and structured credit. Through platforms including Elecor Properties, Newrez, Genesis Capital, Sculptor Capital Management, and Crestline Investors, Rithm employs a unique owner-operator model to drive value for shareholders and investors.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the Company’s ability to complete the offering, the intended use of proceeds of the offering and the expected closing date of the offering. Forward-looking statements are not historical in nature and can be identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may,” “seek,” or similar expressions or their negative forms. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Rithm does not assume any duty or obligation to update or supplement any forward-looking statements. Because forward-looking statements are, by their nature, uncertain and subject to numerous assumptions, risks and uncertainties, actual results or future events, circumstances or developments could differ materially from those anticipated. Factors that could cause such differences include those set forth in the section entitled “Risk Factors” in Rithm’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, available at www.sec.gov. The list of factors is not exhaustive and additional risks may affect future results.

Contacts

Investor Relations

(212)-850-7770

ir@rithmcap.com